2600 Citadel Plaza Drive P. O. Box 924133 Houston, Texas 77292-4133 Information: Richard Summers (713) 866-6050	Exhibit 99.1

Weingarten Realty Announces Strong Second Quarter 2007 Results and Excellent Progress on Strategic Growth Plan

Houston, July 26, 2007 --- Weingarten Realty Investors announced today the results of its second quarter ended June 30, 2007.

“We had strong second quarter results with funds from operations, on a diluted per share basis, of $0.75, up 10% from the prior year. This quarter is further evidence of the excellent progress we are making on our three year strategic growth plan that was announced 18 months ago. We further increased our new development pipeline to $1.4 billion, recorded merchant development gains of $2.3 million (net of tax), and had very good same property NOI growth of 3.3%. Additionally, we continued to strengthen our portfolio including the acquisition of several outstanding properties and the disposition of non-core properties,” stated Drew Alexander, President and Chief Executive Officer.

The highlights for the quarter included:

•
Funds from operations (FFO), a non-GAAP financial indicator considered one of the most meaningful performance measurements within the REIT industry, on a diluted per share basis, was $0.75 for the second quarter of 2007 compared to $0.68 for the same quarter of the previous year, a 10% increase;

•
Net income, on a diluted per share basis, for the second quarter of 2007 was $0.79, as compared to $0.95 per share for the second quarter of 2006. The decline from the prior year was due to a reduction in this quarter’s property sale gains;

•
Merchant development activities for the quarter provided $2.3 million (net of tax) or $0.03 of FFO per share. Subsequent to quarter end, the Company closed on the sale of a shopping center in the merchant build portfolio resulting in an additional gain of $0.03 of FFO per share (net of tax);

•	Overall occupancy at the end of the second quarter of 2007 was 95.3%, up from 93.7% in the prior year as both retail and industrial occupancy increased from the prior year;

•	Same property net operating income for the total portfolio grew 3.3%. The retail properties grew 3.4% and the industrial properties were up 2.2%;

•
The Company purchased a portfolio of ten industrial buildings, one shopping center, and an additional industrial building during the second quarter, adding 2.8 million square feet to our portfolio under management and representing a gross investment of $166 million. Eight of the industrial buildings were acquired through our existing joint venture with PNC Realty Investors on behalf of its institutional client the AFL-CIO Building Investment Trust (“BIT”). The Company owns 20% of this joint venture with BIT owning 80%;

•
Subsequent to quarter end, the Company acquired a portfolio of five retail power centers and one additional shopping center, adding 1.7 million square feet to our portfolio under management and representing a gross investment of $315 million acquired at an average cap rate of 6.1% at the property level. Three of the retail power centers were acquired through a new retail joint venture with PNC Realty Investors and the BIT;

•	Dispositions of non-core properties totaled $161 million in the second quarter, representing seven properties and 982,000 square feet. These properties were sold at an average cap rate of 6.7%;

•
The Board of Trust Managers authorized a common share repurchase program as part of the Company’s ongoing investment strategy. Under the terms of the program authorized by the Board, the Company may purchase up to a maximum value of $300 million of its common shares during the next two years. Share repurchases may be made in the open market or in privately negotiated transactions at the discretion of the Company’s management and as market conditions warrant. The Company anticipates funding the repurchase of shares primarily through the proceeds received from the property disposition program as well as from general corporate funds;

•
The Board of Trust Managers declared a dividend of $0.495 per common share for the second quarter of 2007, up from $0.465 per common share for the second quarter of 2006. On an annualized basis, this represents a dividend of $1.98 per common share as compared to $1.86 per common share for the prior year, a 6.5% increase. The dividend is payable on September 14, 2007 to shareholders of record on September 7, 2007; and

•
The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred share dividends are payable on September 14, 2007 to shareholders of record on September 7, 2007.

Existing Portfolio Strength
During the second quarter of 2007, the Company completed 315 new leases and renewals, totaling 1.3 million square feet with an average rental rate increase of 15.5% on a GAAP basis or 12.6% on a cash basis.

Occupancy for the retail properties at the end of the second quarter of 2007 was 95.6%, up from 95.2% a year ago. Industrial occupancy increased to 94.6% at the end of the quarter, up from 89.5% a year ago. A driver of the industrial increase was the opportunistic sale of two vacant industrial buildings in San Diego that had been purchased below replacement cost a year ago.

“We had excellent results from all regions of our existing portfolio in the second quarter as reflected in the high occupancy levels, very good growth in same property net operating income, and the strong rental rate increases on new leases and renewals,” stated Johnny Hendrix, Executive Vice President/Asset Management.

New Development
The Company currently has 37 properties in various stages of development, up from 16 properties a year ago. We have invested $346 million to date on these projects and, at completion, we estimate our total investment to be $830 million. These properties are generally slated to be completed over the next three to four years with a projected return on investment of around 9% when completed. The Company also reported an increase in its projects under contract to 17 development sites that have a projected final investment of $540 million. In addition, the Company has identified 26 new sites that it is pursuing in its shadow pipeline.

Merchant development activities for the quarter generated FFO of $2.3 million (net of tax) or $0.03 of FFO per share from the opportunistic sale of two vacant industrial buildings purchased less than a year ago at below replacement cost. Subsequent to quarter end, the Company closed on the sale of a shopping center in the merchant build portfolio resulting in an additional after-tax gain of $0.03 of FFO per share.

Portfolio Enhancements
“Given the strong competitive acquisition market, we have had great success executing our acquisition program in 2007. We acquired $166 million in the second quarter and closed on an additional $315 million in acquisitions subsequent to quarter end. This brings our total year-to-date acquisitions to $719 million,” stated Candace DuFour, Senior Vice President and Director of Acquisitions.

Second quarter and subsequent acquisitions included:

•
A portfolio of ten industrial buildings located in Richmond, Virginia. These are state of the art industrial distribution buildings leased to strong tenants such as Sharper Image, BASF, Owens & Minor, Wyeth-Ayerst, Eagle Global Logistics, and International Paper. This acquisition added 2.5 million square feet under management and represented a gross investment of $136 million. Eight of these buildings were acquired through our existing 80/20 joint venture with the BIT. The Company acquired the other two buildings for its own account.

•
A portfolio of five retail power centers, adding 1.4 million square feet under management and representing a gross investment of $267 million. Three of the centers were acquired through a new retail joint venture with PNC Realty Investors and the BIT. The Company owns 20% of this joint venture with the BIT owning 80%. The remaining two centers, one in Atlanta and the other in Chicago, were acquired by the Company for its own account. The Company may sell the Chicago property since it does not own any other assets in that market.

•
Oak Grove Market Center is a 97,000 square foot grocery-anchored shopping center located in Portland, Oregon. This 100% occupied center is anchored by a 53,000 square foot Safeway. It is the dominant multi-tenant shopping center in the trade area and provides excellent upside potential due to in-place below market rents.

•
Town & Country Commerce Center is a 206,000 square foot industrial distribution center located near the intersection of Interstate 10 and Beltway 8 in Houston, Texas. Tenants include 126,000 square feet for Arizona Tile and 80,000 square feet for Seitel Solutions’ Technology Center. The asset is 100% leased.  This was an excellent opportunity to acquire a high quality distribution center near the rapidly growing Houston Energy Corridor.

•
Countryside Centre is a 243,000 square foot community center located in the St. Petersburg/Clearwater Area of Florida. The center, anchored by Albertson’s, TJ Maxx, Home Goods, and Shoe Carnival, has very strong demographics with more than 100,000 people living within a three mile radius.

Outlook
“We are making excellent progress in the implementation of our long-term strategy:

•	We continue to build our new development pipeline, which now totals $1.4 billion, and are confident that we will meet our goal of $300 million in new development completions by 2009.

•	Merchant development activities have contributed $0.06 of FFO (net of tax) so far this year, including the gain from the sale of a shopping center subsequent to quarter end.

•
The market for dispositions remains strong and we continue to improve the quality of our portfolio by recycling capital out of non-core assets into properties with strong growth potential. We expect to meet our non-core property dispositions goal for the year of approximately $350 million.

•
Subsequent to quarter end, we closed on a new retail joint venture with the BIT. Over the past year we have closed four new joint ventures that will have a total investment of $1.1 billion when fully funded. Including the properties acquired subsequent to quarter end, we have closed $719 million of gross acquisitions through seven months of the year, so we are clearly on track to meet our acquisition goal of $800 million to $1 billion for the full year.

•
The improvements to the quality of our existing retail portfolio are evident with our strong same store NOI growth of 3.4% for the quarter and 3.5% year to date as well as the very strong retail occupancy of 95.6%.

We had a strong second quarter, with FFO of $0.75 per share. We are optimistic that we can achieve 2007 FFO towards the upper end of our guidance range of $2.98 to $3.04 per share. Additionally, I am confident in our ability to fully implement our three year strategic growth plan,” stated Drew Alexander, President and Chief Executive Officer.

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on Friday, July 27, 2007 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 877-519-4471, identification number 8942396 until 11:59 PM Central Time on July 30, 2007.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty Investors (NYSE:WRI) is focused on delivering solid returns to shareholders by actively developing, acquiring, and intensively managing properties in 22 states that span the United States from coast to coast. The Company’s portfolio of 414 properties includes 336 neighborhood and community shopping centers and 78 industrial properties, aggregating 48.8 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,600 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
STATEMENTS OF CONSOLIDATED INCOME AND	2007	2006	2007	2006
FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
Rental Income	$143,281	$130,708	$286,234	$258,277
Other Income	3,181	1,245	5,216	3,444
Total Revenues	146,462	131,953	291,450	261,721
Depreciation and Amortization	32,541	30,039	64,807	59,618
Operating Expense	25,301	20,723	48,723	38,930
Ad Valorem Taxes	16,869	15,453	33,300	30,713
General and Administrative Expense	6,504	5,648	13,113	11,003
Total Expenses	81,215	71,863	159,943	140,264
Operating Income	65,247	60,090	131,507	121,457
Interest Expense	(35,653)	(34,331)	(71,719)	(68,361)
Interest and Other Income	3,044	579	4,756	2,031
Equity in Earnings of Joint Ventures, net	4,273	4,547	7,620	8,613
Income Allocated to Minority Interests	(3,497)	(1,644)	(4,675)	(3,301)
Gain (Loss) on Sale of Properties	(65)	52	1,994	103
Gain on Land and Merchant Development Sales	3,285		3,951	1,676
Benefit (Provision) for Income Taxes	(1,012)	371	(1,003)	(148)
Income From Continuing Operations	35,622	29,664	72,431	62,070
Operating Income (Loss) From Discontinued Operations	(389)	4,496	1,301	9,612
Gain on Sale of Properties From Discontinued Operations	40,544	56,106	53,430	73,193
Income from Discontinued Operations	40,155	60,602	54,731	82,805
Net Income	75,777	90,266	127,162	144,875
Less: Preferred Share Dividends	5,775	2,525	10,503	5,050
Net Income Available to Common Shareholders--Basic	$70,002	$87,741	$116,659	$139,825
Net Income Per Common Share--Basic	$0.81	$0.98	$1.35	$1.56
Net Income Available to Common Shareholders--Diluted	$71,105	$89,109	$118,868	$142,593
Net Income Per Common Share--Diluted	$0.79	$0.95	$1.32	$1.53

Funds from Operations:
Net Income Available to Common Shareholders	$70,002	$87,741	$116,659	$139,825
Depreciation and Amortization	31,902	31,604	63,881	63,034
Depreciation and Amortization of Unconsolidated Joint Ventures	2,536	1,106	4,593	2,124
Gain on Sale of Properties	(38,253)	(56,157)	(53,198)	(73,299)
Gain on Sale of Properties of Unconsolidated Joint Ventures		(2,497)		(4,054)
Funds from Operations--Basic	$66,187	$61,797	$131,935	$127,630
Funds from Operations Per Common Share--Basic	$0.77	$0.69	$1.53	$1.43
Funds from Operations--Diluted	$67,290	$63,165	$134,144	$130,398
Funds from Operations Per Common Share--Diluted	$0.75	$0.68	$1.49	$1.39
Weighted Average Shares Outstanding--Basic	86,274	89,519	86,140	89,446
Weighted Average Shares Outstanding--Diluted	89,735	93,533	89,768	93,502

CONSOLIDATED BALANCE SHEETS	June 30, 2007 (Unaudited)	December 31, 2006 (Audited)
Property	$4,625,139	$4,445,888
Accumulated Depreciation	(732,249)	(707,005)
Property Held for Sale	5,124
Investment in Real Estate Joint Ventures	277,270	203,839
Notes Receivable from Real Estate Joint Ventures and Partnerships	20,958	3,971
Unamortized Debt and Lease Costs	113,303	112,873
Accrued Rent and Accounts Receivable, net	63,128	78,893
Cash and Cash Equivalents	46,301	71,003
Restricted Deposits and Mortgage Escrows	86,766	94,466
Other	118,412	71,612
Total Assets	$4,624,152	$4,375,540

Debt	$2,893,907	$2,900,952
Accounts Payable and Accrued Expenses	138,161	132,821
Other	123,183	128,306
Total Liabilities	3,155,251	3,162,079

Minority Interest	96,071	87,680

Preferred Shares of Beneficial Interest	6	4
Common Shares of Beneficial Interest	2,604	2,582
Additional Paid in Capital	1,347,483	1,136,481
Net Income in Excess of (Less Than) Accumulated Dividends	30,301	(786)
Accumulated Other Comprehensive Loss	(7,564)	(12,500)
Total Shareholders' Equity	1,372,830	1,125,781
Total Liabilities and Shareholders' Equity	$4,624,152	$4,375,540